EXHIBIT 99.1

Sharps Compliance Reports Fiscal 2017 Fourth Quarter Results

  Fourth quarter revenue increased 17%;
  Professional market billings increased 57%;
  Pharmaceutical Manufacturer and Assisted Living billings increased 50% and 14%, respectively;
  Return to profitability with EPS of $0.04; and
  Flu season-related business disappointing

HOUSTON, Aug. 10, 2017 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today reported financial results for fourth quarter and fiscal year 2017, which ended June 30, 2017.

Revenue in the fourth quarter of fiscal 2017 increased to $10.4 million, as compared to revenue of $8.9 million in the same prior year quarter with gross margin of 35% as compared to 36% in the fourth quarter of 2016.  The Company reported operating income of $0.6 million in the fourth quarter of fiscal 2017, compared to operating income of $0.2 million in the fourth quarter of fiscal 2016.  Sharps recorded net income of $0.6 million, or $0.04 per basic and diluted share in the fourth quarter of fiscal 2017, compared to net income of $0.2 million or $0.01 per basic and diluted share, in the fourth quarter of fiscal 2016.

David P. Tusa, President and Chief Executive Officer of Sharps, stated, “Fiscal year 2017 was a year of strategic expansion into the route-based business as well as the launch of a new treatment facility and distribution warehouse in Pennsylvania. Although the first three quarters of fiscal year 2017 were adversely impacted by acquisition related expenses and excess plant-related costs, we are now seeing the positive results of this strategic move as demonstrated by our solid fourth quarter results and profitability. Additionally, we believe our service offerings are greatly enhanced with the addition of the route based business creating, what we believe to be, a comprehensive service provider in the small to medium quantity generator market.

“Although, we saw growth in virtually all markets, we were disappointed in the Retail market billings which were negatively impacted by lower overall flu immunization related orders and the loss of one retail pharmacy customer.”

Fourth Quarter Review

Professional market billings increased 57% to $3.1 million in the fourth quarter of fiscal 2017 compared to the prior year period.  This increase was a combination of acquired and organic growth as the Company continued its focus on securing customers from the small to medium quantity generator sector, which consists largely of physicians, clinics, dentists, surgery centers, veterinarians and other healthcare professionals, who benefit from the cost-effective and convenient Sharps Recovery System™ and the Company’s route-based pick-up services. Of the $1.1 million growth in professional market billings, $0.7 million was due to acquisitions with the difference being attributable to organic growth. The Company’s inside and online sales channel, which primarily targets the Professional and Government markets, realized a 33% increase in billings to $1.6 million in the fiscal 2017 fourth quarter from $1.2 million in the same prior year period.

Pharmaceutical Manufacturer billings increased 50% to $1.4 million in the fourth quarter of fiscal 2017 compared to $0.9 million in the fourth quarter of fiscal 2016. The increase is related to inventory builds for new and existing patient support programs.

Retail market billings decreased 24% to $2.5 million compared with $3.3 million in the prior year period, reflecting a decline in overall flu shot related orders and the loss of one retail pharmacy customer.

Assisted Living market billings grew 14% to $0.7 million for the fourth quarter of fiscal 2017 as compared to $0.6 million in the fourth quarter of fiscal 2016.  Fourth quarter 2017 Home Health Care billings grew 23% to $2.1 million as compared to $1.7 million in the fourth quarter of the prior year.

Government billings were essentially flat at $0.4 million in the fourth quarter of fiscal 2017.  Government market billings included $0.1 million of orders under the VA’s Blanket Purchase Agreement, consistent with the fourth quarter of fiscal 2016. MedSafe related orders to the government market were $0.2 million for the quarter ended June 30, 2017, consistent with the fourth quarter of fiscal 2016.

Mr. Tusa added, “For the second consecutive quarter, our Professional market demonstrated significant growth, which can be attributed to both the strength and diversity of our service offerings and the efficiency of our inside and field sales teams who are executing well on their expertise in finding the best solution for every customer.  We also saw strong growth in Pharmaceutical Manufacturer market sales related to several inventory builds in the quarter.  We have longstanding relationships with major Pharma manufacturers and have established a leadership position in this segment due to our unique solution which provides our customers the assurance that their medical waste compliance requirements are being met, while also giving them the capability to track patient usage data and providing a branding opportunity.  Our ability to customize patient support programs and collect and report valuable data, is a competitive advantage and we continue to see interest in programs for injectable medications.

“Billings from our unused medication management solutions grew 24% for the quarter and are approaching 10% of overall company revenue. As nationwide attention grows around safe and responsible methods for the disposal of patient-dispensed unused medications, both in response to opioid abuse and environmental concerns, we are seeing growing demand for our MedSafe offering.  As a proven solution for the disposal of controlled and non-controlled unused or expired medications, we believe MedSafe is an excellent alternative for long-term care facilities, retail and hospital pharmacies, hospice, drug-treatment and licensed law enforcement markets.”

Operating Performance

Gross margin was 35% in the fourth quarter of fiscal 2017 compared to gross margin of 36% in the fourth quarter of fiscal 2016.  SG&A decreased to $2.8 million or 27% of sales for the fourth quarter of fiscal 2017 compared to $2.9 million or 33% of sales in the fourth quarter of the prior year, reflecting the impact of cost savings initiatives launched earlier in FY 2017.

The Company reported operating income of $0.6 million in the fourth quarter of fiscal 2017, compared to operating income of $0.2 million in the fourth quarter of fiscal 2016.  Sharps achieved EBITDA of $1.0 million in the fourth quarter of fiscal 2017 as compared to EBITDA of $0.4 million in the fourth quarter of fiscal 2016. (See Reconciliation of Net Income (Loss) to EDITDA in the supplemental table included at the end of this release).

Integration of Acquired Route-Based Businesses and New Treatment Facility

During the fourth quarter of 2017, Sharps recognized approximately $1.7 million in revenue from its route-based service offering which represented about 16% of consolidated customer revenue. For comparative purposes, the acquired businesses generated $1.0 million of the $1.7 million in this quarterly revenue based on their pre-acquisition run-rate. Of the $1.1 million growth in route-based business, $0.7 million was due to acquisition with the difference being attributable to organic growth.

Full Year Fiscal 2017 Review

Sharps recorded revenue of $38.2 million in 2017, an increase of 14% compared to revenue of $33.4 million in 2016. Customer billings increased 11% to $38.1 million in fiscal 2017. Professional billings increased 58% to $12.0 million in fiscal 2017 as compared to $7.6 million in the prior year. Pharmaceutical Manufacturer billings increased 4% to $6.0 million in fiscal 2017 as compared to $5.7 million in fiscal 2016. Home Health Care billings increased 7% to $7.9 million in fiscal 2017 as compared to $7.4 million in the prior year.  Assisted Living billings increased 11% to $2.4 million in fiscal 2017 as compared to $2.2 million in fiscal 2016.  Government billings increased 9% to $1.7 million in fiscal 2017 as compared to $1.5 million in the prior year. In fiscal 2017, Retail billings declined 20% to $7.0 million as compared to $8.8 million in fiscal 2016, primarily due to a decrease in billings for the TakeAway Medication Recovery System envelopes which were launched by several Retail customers in the prior year as well as an overall decline in billings for the flu shot related business of 15% for fiscal 2017 compared to the prior year.

Fiscal 2017 gross margin was 31% as compared to gross margin of 33% in fiscal 2016. SG&A expense increased 13% to $12.2 million in fiscal 2017 and included $0.7 million of acquisition related costs.  Without these acquisition related costs, SG&A increased 7% compared to fiscal 2016 as a result of the Company's ongoing investment in sales and marketing initiatives. The Company recorded an operating loss of $1.2 million in fiscal 2017 as compared to minimal operating income in fiscal 2016.

Net loss in fiscal 2017 was $1.3 million or ($0.08) per basic and diluted share, compared to break even net income or $0.00 per basic and diluted share in fiscal 2016. Excluding the $0.7 million in acquisition related expenses, on a non-GAAP basis, the Company reported an adjusted net loss of $0.6 million or ($0.04) per diluted share in 2017. (See Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) in the supplemental table included at the end of this release).

Financial Flexibility and a Strong Balance Sheet

Cash and cash equivalents were $4.7 million at June 30, 2017 compared to $12.4 million at June 30, 2016.  The decrease in cash and cash equivalents is primarily due to the $4.0 million paid for the Citiwaste acquisition, payment of acquisition related costs, and capital expenditures, including those related to the new Pennsylvania treatment facility.

Expanding Capabilities:  A Comprehensive Provider of Medical Waste Service Solutions

Mr. Tusa concluded, “We believe we now have the infrastructure in place to facilitate a much larger comprehensive service provider serving the country with medical, pharmaceutical and hazardous waste solutions. We remain highly focused on bringing our diverse portfolio of solutions to our core market of small to medium quantity generators.  Our combination of route-based and mailback offerings allows us to provide cost effective and convenient service options to meet the needs of our existing and prospective customers.  We will continue to look for opportunities to expand our geographic footprint with the goal of winning new customers and increasing our market share.”

Fourth Quarter Fiscal Year 2017 Webcast and Conference Call

The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps’ corporate strategy and outlook.  A question-and-answer session will follow.

The Sharps conference call can be accessed by domestic callers by dialing (877) 407-0782.  International callers may access the call by dialing (201) 689-8567.  The webcast can be monitored at www.sharpsinc.com.

A telephonic replay will be available through September 10, 2017.  To listen to the replay, domestic callers should dial (877) 481-4010 and international callers should dial (919) 882-2331 and enter replay ID number 16236. Transcript will also be posted to the Sharps website, once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include healthcare facilities, pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, surgery centers, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and other used healthcare materials. The Company also offers its route-based pick-up service in a twenty-three (23) state region of the South, Southeast and Northeast portions of the United States.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe Harbor Statement

The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.’s current view of future events and financial performance.  Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the Company’s future results of operations could differ materially from historical results or current expectations.  Some of these risks include, without limitation, the Company’s ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company’s ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission.  Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict.  The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.

Non-GAAP Measures

This release contains certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”), including customer billings information, EBITDA and non-GAAP net income per share. The Company believes this information is useful to investors and other interested parties. EBITDA is a significant performance metric used by management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended			Year Ended
	June 30,			June 30,
	2017	2016	% Change	2017	2016	% Change

Revenue	$10,362	$8,870	16.8%	$38,188	$33,383	14.4%
Cost of revenue	6,731	5,650	19.1%	26,351	22,272	18.3%
Gross profit	3,631	3,220	12.8%	11,837	11,111	6.5%
Gross margin	35.0%	36.3%		31.0%	33.3%
SG&A expense	2,835	2,922	(3.0%)	12,223	10,812	13.1%
Depreciation and amortization	201	84		801	294
Operating Income (Loss)	595	214		(1,187)	5
Operating margin	5.7%	2.4%		(3.1%)	0.0%

Interest income	1	6		13	32
Interest expense	(23)	-		(115)	-
Total other (expense) income	(22)	6		(102)	32

Income (loss) before income tax expense	573	220		(1,289)	37
Income tax expense	4	-		4	24
Net Income (Loss)	$569	$220		$(1,293)	$13
Net Income (Loss) Per Share
Basic and Diluted	$0.04	$0.01		$(0.08)	$0.00

Weighted Average Shares Outstanding
Basic	16,007	15,445		15,949	15,448
Diluted	16,029	15,575		15,949	15,838

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30, 2017	June 30, 2016
ASSETS:
Current assets:
Cash and cash equivalents	$4,675	$12,435
Accounts receivable, net	7,553	5,814
Inventory, net	4,098	3,919
Prepaid and other current assets	694	695
Total current assets	17,020	22,863
Property, plant and equipment, net	6,543	5,032
Other assets	120	84
Goodwill	6,735	1,039
Intangible assets, net	4,046	1,129
Total assets	$34,464	$30,147

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$1,710	$1,620
Accrued liabilities	1,800	1,534
Current maturities of long-term debt	601	-
Deferred revenue	2,421	2,477
Total current liabilities	6,532	5,631
Long-term deferred revenue, net of current portion	478	483
Other long-term liabilities	165	190
Long-term debt, net of current portion	2,002	-
Total liabilities	9,177	6,304
Stockholders' equity	25,287	23,843
Total liabilities and stockholders' equity	$34,464	$30,147

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(in thousands)
(Unaudited)

	Three-Months Ended June 30,
	2017	% Total	2016	$ Change	%
BILLINGS BY MARKET:
Professional	$3,145	29.7%	$1,998	$1,147	57.4%
Home Health Care	2,141	20.2%	1,741	400	23.0%
Retail	2,503	23.6%	3,286	(783)	(23.8%)
Pharmaceutical Manufacturer	1,393	13.2%	931	462	49.6%
Assisted Living	653	6.2%	571	82	14.4%
Government	435	4.1%	412	23	5.6%
Environmental	123	1.2%	35	88	251.4%
Other	196	1.8%	194	2	1.0%
Subtotal	$10,589	100.0%	$9,168	$1,421	15.5%
GAAP Adjustment *	(227)		(298)	71
Revenue Reported	$10,362		$8,870	$1,492	16.8%

	Year Ended June 30,
	2017	% Total	2016	$ Change	%
BILLINGS BY MARKET:
Professional	$11,962	31.4%	$7,571	$4,391	58.0%
Home Health Care	7,901	20.7%	7,378	523	7.1%
Retail	7,010	18.4%	8,798	(1,788)	(20.3%)
Pharmaceutical Manufacturer	5,961	15.6%	5,708	253	4.4%
Assisted Living	2,442	6.4%	2,194	248	11.3%
Government	1,680	4.4%	1,541	139	9.0%
Environmental	414	1.1%	259	155	59.8%
Other	763	2.0%	845	(82)	(9.7%)
Subtotal	$38,133	100.0%	$34,294	$3,839	11.2%
GAAP Adjustment *	55		(911)	966
Revenue Reported	$38,188		$33,383	$4,805	14.4%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company’s balance sheet as deferred revenue.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Solution Information
(in thousands)
(Unaudited)

	Three-Months Ended June 30,
	2017	% Total	2016	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$6,701	63.3%	$6,795	$(94)	(1.4%)
Route-Based Pickup	1,662	15.7%	592	1,070	180.7%
Unused Medications	977	9.2%	788	189	24.0%
Third Party Treatment	122	1.2%	34	88	258.8%
Other	1,127	10.6%	959	168	17.5%
Total Billings By Solution	$10,589	100.0%	$9,168	$1,421	15.5%

	Year Ended June 30,
	2017	% Total	2016	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$24,080	63.1%	$24,654	$(574)	(2.3%)
Route-Based Pickup	6,348	16.6%	2,061	4,287	208.0%
Unused Medications	3,377	8.9%	3,531	(154)	(4.4%)
Third Party Treatment	413	1.1%	258	155	60.1%
Other	3,915	10.3%	3,790	125	3.3%
Total Billings By Solution	$38,133	100.0%	$34,294	$3,839	11.2%

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Channel Information
(in thousands)
(Unaudited)

	Three-Months Ended June 30,
	2017	% Total	2016*	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$5,325	50.3%	$4,574	$751	16.4%
Distributors	3,663	34.6%	3,393	270	8.0%
Inside and Online Sales	1,601	15.1%	1,201	400	33.3%
Total Billings By Channel	$10,589	100.0%	$9,168	$1,421	15.5%

	Year Ended June 30,
	2017	% Total	2016*	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$20,467	53.7%	$18,299	$2,168	11.8%
Distributors	11,771	30.9%	11,732	39	0.3%
Inside and Online Sales	5,895	15.4%	4,263	1,632	38.3%
Total Billings By Channel	$38,133	100.0%	$34,294	$3,839	11.2%

*Certain prior year amounts have been reclassified to conform to current year presentation.

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Income (Loss) to EBITDA
(in thousands)
(Unaudited)

	Three-Months Ended		Year Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net Income (Loss)	$569	$220	$(1,293)	$13

Income tax expense	4	-	4	24
Interest expense (income)	22	(6)	102	(32)
Depreciation and amortization	385	215	1,485	816

EBITDA	$980	$429	$298	$821

The Company defines earnings before interest, taxes, depreciation and amortization (“EBITDA”) as net income (loss), plus income tax expense, interest income, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Sharps Compliance Corp. and Subsidiaries
Supplemental Reconciliation of GAAP to Non-GAAP Net Income (Loss) Per Share*
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended		Year Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net Income (Loss)	$569	$220	$(1,293)	$13

Diluted net income (loss) per share	$0.04	$0.01	$(0.08)	$0.00

Adjustments:
Acquisition costs	-	39	702	190

Adjustments	-	39	702	190

Adjusted Net Income (Loss)	$569	$259	$(591)	$203

Adjusted diluted net income (loss) per share	$0.04	$0.02	$(0.04)	$0.01

* In accordance with U.S. generally accepted accounting principles (GAAP), the Company’s net deferred tax assets have been fully reserved by a tax valuation allowance and any tax expense (benefit) has been offset by the utilization of net operating loss carryforwards or additional deferred tax valuation allowance. Therefore, the amounts shown in this schedule have not been adjusted to reflect any tax impact. The Company defines adjusted net income as net income plus or minus certain nonrecurring transactions such as acquisition costs, executive severance costs, significant legal settlements and other interested parties. Such information would not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies.

For more information contact:

Diana P. Diaz
Sharps Compliance Corp.
Vice President and Chief Financial Officer

Phone: (713) 660-3547
Email: ddiaz@sharpsinc.com

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
Phone: (203) 972-9200
Email: jnesbett@institutionalms.com